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                                                                     Exhibit (j)




               Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Condensed Financial Information" in the Prospectus and "Independent Accountant" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 53 to the Registration Statement (Form N-1A No. 2-14290) and related Prospectus of Mairs and Power Growth Fund, Inc., of those references and of our report dated January 24, 2000, with respect to the financial statements and financial highlights of Mairs and Power Growth Fund, Inc. included in its Annual Report for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 24, 2000